Exhibit h.5.a

AMENDMENT AND JOINDER

TO SECURITIES LENDING AUTHORIZATION AGREEMENT

This Amendment and Joinder (“Amendment”), dated as of May 31, 2017, to the Securities Lending Authorization Agreement dated as of March 11, 2015, as amended to date (the “Agreement”) between State Street Bank and Trust Company, acting either directly or through any State Street Affiliates (as defined in the Agreement) (collectively, “State Street”) and RidgeWorth Funds (the “RidgeWorth Trust”) on behalf of itself and its series as set forth in Schedule B thereto (each, a “Fund”), severally and not jointly, is entered into by and among State Street, the RidgeWorth Trust, on behalf of itself and each Acquired Fund and Continuing Fund (each as defined below), severally and not jointly, and Virtus Asset Trust, a Delaware statutory trust (the “Virtus Asset Trust”), on behalf of itself and each Acquiring Fund (as defined below), severally and not jointly.

RECITALS

WHEREAS, pursuant to the Agreement State Street provides certain lending services to the Funds;

WHEREAS, certain of the Funds are expected to be merged with and into corresponding series of Virtus Asset Trust following receipt of the approval of the shareholders of such Funds;

WHEREAS, each of the Funds to be merged is identified on Appendix A hereto as an “Acquired Fund” and its corresponding series of Virtus Asset Trust is identified as its “Acquiring Fund” on Appendix A hereto;

WHEREAS, each of the Funds not currently expected to undergo such a merger is identified on Appendix A hereto as a “Continuing Fund”;

WHEREAS, the parties wish to amend the Agreement to reflect the foregoing changes;

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, and in consideration of the mutual covenants of the parties herein contained, the parties acknowledge and agree as follows:

1.	Joinder and Release.

(a)  The Virtus Asset Trust agrees (i) for itself, upon the first effective date of any merger between an Acquired Fund and its corresponding Acquiring Fund (the “Earliest Effective Date” and any effective date, an “Effective Date”), and (ii) on behalf of each Acquiring Fund upon the applicable Effective Date, in each case, that (x) such Acquiring Fund shall become a party to the Agreement, as amended from time to time, and shall be fully bound by, and subject to, all of the covenants, terms and conditions thereunder as more fully set forth in clauses (c) through (f) of this Section 1, (y) the Virtus Asset Trust shall be deemed a “Trust” under the Agreement, as amended from time to time, for all purposes and (z) each Acquiring Fund shall be deemed a “Fund” under the Agreement, as amended from time to time, for all purposes.

(b)  The RidgeWorth Trust agrees, for itself and on behalf of each of the Acquired Funds and the Continuing Funds, to (i) the addition of the Virtus Asset Trust, for itself and on behalf of each Acquiring Fund, as a “Trust” or a “Fund”, respectively, and (ii) the release of the Acquired Funds, in each case, as more fully set forth in clauses (c) through (f) of this Section 1.

(c)  Each Acquired Fund hereby transfers all of its rights, liabilities and obligations under the Agreement, upon the applicable Effective Date, to its respective Acquiring Fund.

(d)  Each Acquiring Fund hereby accepts such transfer of all of the rights, liabilities and obligations of its respective Acquired Fund, upon the applicable Effective Date, and each Acquiring Fund agrees to replace its respective Acquired Fund as a party to the Agreement effective upon the applicable Effective Date.

(e)  Each Acquiring Fund shall be bound by the covenants, terms and conditions of the Agreement and shall assume, perform and discharge all of the obligations and liabilities of its respective Acquired Fund under or in connection with the Agreement, whether actual or contingent and whether arising on, before or after such Acquiring Fund’s Effective Date. Each Acquired Fund that has not yet merged with and into its corresponding Acquiring Fund shall continue to be bound by the covenants, terms and conditions of the Agreement.

(f)  Upon completion of an Acquired Fund’s merger with and into its respective Acquiring Fund on the applicable Effective Date, such Acquired Fund shall be released and discharged from all of its obligations and liabilities under or in connection with the Agreement, whether actual or contingent and whether arising on, before or after such Effective Date.

(g)  Each Continuing Fund (and the RidgeWorth Trust, as “Trust” with respect thereto) shall be unaffected by this Amendment and shall remain a party to the Agreement.

2.	Modifications to Agreement Provisions.

From and after completion of the mergers, the following additional modifications to the Agreement shall be effective:

(a)	Parties. Upon the Earliest Effective Date, all references in the Agreement, as amended from time to time, to “the Trust” shall be deemed to refer to either the RidgeWorth Trust or the Virtus Asset Trust, as the case may be. With respect to each Acquired Fund and its corresponding Acquiring Fund, all references in the Agreement, as amended from time to time, to a “Fund” shall include, as applicable, the former (but not the latter) prior to the applicable Effective Date and the latter (but not the former) upon the applicable Effective Date.

(b)	Section 16 of the Agreement is hereby amended by replacing the Trusts’ and the Funds’ contact information as follows:

For RidgeWorth Funds and/or any of its series:

RidgeWorth Funds

Attention: President

3333 Piedmont Road, Northeast, Suite 1500

Atlanta, Georgia 30305

Telephone: 404.845.7622

Facsimile: 678.536.4972

For Virtus Asset Trust and/or any of its series:

[Name of Trust and/or Fund(s)]

100 Pearl Street

Hartford, CT 06103

Attention: Treasurer

Telecopy: 860-241-1028

with a copy to:

c/o Virtus Investment Partners

100 Pearl Street

Hartford, CT 06103

Attention: Counsel

Telecopy: 860-241-1005

(c)	Schedule A to the Agreement is hereby amended by deleting the “Cash Collateral Investment” section thereof and replacing it with the following:

“Cash Collateral Investment

Each Fund instructs State Street to invest cash Collateral in the State Street Institutional U.S. Government Money Market Fund (the “U.S. Government Fund”).

Information about the fees of the U.S. Government Fund is disclosed in its prospectus and shareholder reports.

Cash Collateral or money received in respect of cash Collateral may be invested in the U.S. Government Fund by State Street, and the U.S. Government Fund may invest in short-term instruments, short term investment funds maintained by State Street, money market mutual funds and such other investments as State Street may from time to time select, including investments in obligations or other securities of State Street or of any State Street Affiliate and investments in any short-term investment fund, mutual fund, securities lending trust or other collective investment fund with respect to which State Street and/or State Street Affiliates provide investment management or advisory, trust, custody, transfer agency, shareholder servicing and/or other services for which they are compensated, provided that any such investment conforms with the investment guidelines of the U.S. Government Fund. In addition, to the extent that cash Collateral cannot be promptly invested in the U.S. Government Fund pursuant to the Fund’s direction above due to the timing of delivery by Borrower or otherwise (including if the U.S. Government Fund is not available for any reason), the Fund hereby directs State Street to hold such cash Collateral in a demand deposit account or similar account (which, in each case, may or may not earn interest) until such cash Collateral can be invested in the U.S. Government Fund pursuant to the Fund’s direction above or pursuant to a modified direction provided by the Fund in writing and agreed to by State Street if the U.S. Government Fund is no longer available. In the event the U.S. Government Fund is no longer available for any reason, the Fund covenants and agrees to promptly provide State Street with a modified direction, and in no event later than five (5) business days’ from the date of the U.S. Government Fund’s unavailability. The Fund hereby acknowledges that during the interim period between the unavailability of the U.S. Government Fund and the implementation of its modified direction, State Street may recall loans collateralized by cash Collateral in its sole discretion for the purpose of reducing on loan balances. Additionally, the Fund hereby acknowledges that during the interim period between the unavailability of the U.S. Government Fund and the implementation of its modified direction, standard reporting relating to cash Collateral may not be available to the Fund.”

(d)	Schedule B to the Agreement is hereby amended by deleting it in its entirety and replacing it with Appendix A hereto. The parties agree to update Schedule B upon each Effective Date or as soon as reasonably practicable thereafter.

3.	Miscellaneous.

(a)  Each party hereto represents and warrants that (a) it has the legal right, power and authority to execute and deliver this Amendment, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery, and performance; and (c) this Amendment constitutes a legal, valid, and binding obligation enforceable against it.

(b)  Except as expressly amended hereby, the Agreement shall remain in full force and effect.

(c)  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

(d)  This Amendment shall be governed by the laws of the Commonwealth of Massachusetts, without giving effect to any conflict of laws rules.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

RIDGEWORTH FUNDS, on behalf of itself and each Acquired Fund and Continuing Fund, severally and not jointly	VIRTUS ASSET TRUST, on behalf of itself and each Acquiring Fund, severally and not jointly

By: /s/ Julia Short	By: /s/ Amy Hackett

Name: Julia Short	Name: Amy Hackett

Title: President & CEO	Title: Vice President and Assistant Treasurer

STATE STREET BANK AND TRUST COMPANY

By: /s/ Francesco D’Agnese

Name: Francesco D’Agnese

Title: Managing Director

APPENDIX A

Acquired Fund (series of RidgeWorth Funds)	Acquiring Fund (series of Virtus Asset Trust)	Tax ID No.	Tax Year End	Lending Status
RidgeWorth Ceredex Large Cap Value Equity Fund	Virtus Ceredex Large-Cap Value Equity Fund	23-2704456	31-Mar	Currently Lending
RidgeWorth Ceredex Mid-Cap Value Equity Fund	Virtus Ceredex Mid-Cap Value Equity Fund	23-3095663	31-Mar	Currently Lending
RidgeWorth Ceredex Small Cap Value Equity Fund	Virtus Ceredex Small-Cap Value Equity Fund	23-2867183	31-Mar	Restricted
RidgeWorth Silvant Large Cap Growth Stock Fund	Virtus Silvant Large-Cap Growth Stock Fund	23-2678693	31-Mar	Currently Lending
RidgeWorth Silvant Small Cap Growth Stock Fund	Virtus Silvant Small-Cap Growth Stock Fund	23-2970711	31-Mar	Currently Lending
RidgeWorth International Equity Fund	Virtus WCM International Equity Fund	23-2822965	31-Mar	Currently Lending
RidgeWorth Seix Core Bond Fund	Virtus Seix Core Bond Fund	23-2678682	31-Mar	Currently Lending
RidgeWorth Seix Corporate Bond Fund	Virtus Seix Corporate Bond Fund	23-3095664	31-Mar	Currently Lending
RidgeWorth Seix Total Return Bond Fund	Virtus Seix Total Return Bond Fund	13-3963387	31-Mar	Currently Lending
RidgeWorth Seix Floating Rate High Income Fund	Virtus Seix Floating Rate High Income Fund	20-4257465	31-Mar	Restricted
RidgeWorth Seix High Income Fund	Virtus Seix High Income Fund	13-3742863	31-Mar	Currently Lending
RidgeWorth Seix High Yield Fund	Virtus Seix High Yield Fund	04-3541828	31-Mar	Currently Lending
RidgeWorth Conservative Allocation Strategy	Virtus Conservative Allocation Strategy Fund	23-3037800	31-Mar	Restricted
RidgeWorth Growth Allocation Strategy	Virtus Growth Allocation Strategy Fund	23-2897956	31-Mar	Restricted
RidgeWorth Moderate Allocation Strategy	Virtus Growth Allocation Strategy Fund	23-2897956	31-Mar	Restricted
RidgeWorth Innovative Growth Stock Fund	Virtus Zevenbergen Innovative Growth Stock Fund	20-0466196	31-Mar	Restricted

Continuing Fund (series of RidgeWorth Funds)	Tax ID No.	Tax Year End	Lending Status
Capital Innovations Global Resources and Infrastructure Fund	46-0864530	31-Mar	Currently Lending